Exhibit 10.1

ROSENTHAL & ROSENTHAL, INC.

Financing Agreement

AGREEMENT dated as of April 5, 2007 between EDGAR ONLINE, INC. (“Borrower”), a company duly organized and presently existing in good standing under the laws of the State of Delaware whose chief executive office is at 50 Washington Street, Norwalk, CT 06854, and ROSENTHAL & ROSENTHAL, INC. (“Lender”), a New York corporation with an address at 1370 Broadway, New York, New York 10018.

Borrower desires to obtain loans and other financial accommodations from Lender on a revolving and term basis upon the security of the “Collateral” as herein defined. Now, therefore, Borrower and Lender agree as follows.

1.	DEFINITIONS

As used in this Agreement, these terms shall have the following meanings which shall be applicable to both the singular and plural forms of such terms.

1.1. “Account Debtor” shall mean the account debtor with respect to a Receivable and any other Person who is obligated on such Receivable.

1.2. “Affiliate” of a party shall mean any entity controlling, controlled by, or under common control with, the party, and the term “controlling” and such variations thereof shall mean ownership of a majority of the voting power of a party.

1.3. “Agreement” shall mean this Agreement, as the same may from time to time be amended or supplemented.

1.4. “Business Day” shall mean a day on which Lender and major banks in New York City are open for the regular transaction of business.

1.5. “Closing Date” means the date set forth in the first paragraph of this agreement.

1.6. “Collateral” shall have the meaning given in Section 4.1hereof.

1.7. “Credit Card Deposit Control Account” shall have the meaning given is Section 5.1 hereof.

1.8. “Credit Card Receivable” shall have the meaning given in Section 5.1 hereof.

1.9. “Default” shall have the meaning provided in Section 8 hereof.

1.10. “EBITDA” shall mean Earnings Before Interest, Taxes, Depreciation and Amortization, as determined in accordance with GAAP.

1.11. “Effective Rate” shall have the meaning provided in Section 3.1 hereof.

1.12. “Eligible Receivables” shall mean Receivables created by Borrower in the regular course of its business which are and at all times shall continue to be acceptable to Lender in its sole judgment in all respects. Standards of eligibility may be fixed and revised from time to time solely by Lender in its exclusive judgment. In determining eligibility Lender may, but need not, rely on ageings, reports and schedules of Receivables furnished by Borrower, but reliance thereon by Lender from time to time shall not be deemed to limit Lender’s right to revise standards of eligibility at any time. In general, a Receivable shall not be deemed eligible unless the Account Debtor on such Receivable is and at all times continues to be acceptable to Lender and unless each Receivable complies in all respects with the representations, covenants and warranties hereinafter set forth.

1.13. “Equipment” means all of Borrower’s machinery, equipment and other assets described in the Security Agreement of even date executed by Borrower in favor of Lender.

1.14. “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

1.15. “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the elements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

1.16. “General Security Agreement” means the General Security Agreement dated on or about the date hereof by Borrower in favor of Lender.

1.17. “Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated on or about the date hereof by Borrower in favor of Lender.

1.18. “Loans” shall mean the Revolving Credit and the Term Loan.

1.19. “Loan Account” shall mean the Loan Account as described in Section 2.4 hereof.

1.20. “Loan Documents” shall mean this Agreement, the General Security Agreement, the Intellectual Property Security Agreement, the Term Note, and any ancillary documents or certificates delivered by or on behalf of Borrower or Lender in connection with any such documents, instruments or agreements, as all of the foregoing may be amended and supplemented from time to time.

1.21. “Lockbox” shall mean the Lockbox account owned by Lender at JPMorgan Chase Bank, or such substitute or replacement banking institution of similar quality and reputation as Lender shall elect in accordance with the provisions of the Loan Documents, over which Lender has the sole power of withdrawal, and into which the payment of all Receivables (other than Credit Card Receivables) shall be made.

1.22. “Loan Availability” with respect to the Revolving Credit, shall have the meaning given in Section 2.1 hereof.

1.23. “Margin” shall mean (i) in the case of the Revolving Credit, two percent (2%) per annum; and (ii) in the case of the Term Loan, two and one half of one percent (2 1/2%) per annum.

1.24. “Maturity Date” shall mean March 30, 2010, unless otherwise extended, prepaid or accelerated hereunder.

1.25. “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, operations or condition (financial or otherwise) of Borrower (taken as a whole); (b) the legality, validity or enforceability of this Agreement or any of the other Loan Documents; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Lender upon the Collateral; (d) the Collateral or its value; (e) the ability of Borrower to repay the Obligations or perform its obligations under this Agreement or any of the other Loan Documents as and when to be performed; or (f) the ability of Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Lender under this Agreement or any of the other Loan Documents.

1.26. “Maximum Credit Facility” shall mean, with respect to the Revolving Credit, $2,500,000.00.

1.27. “Maximum Rate” shall have the meaning provided in Section 9.6 hereof.

1.28. “Maximum Term Loan Amount” shall mean the lesser of: (a) the Minimum Annual Credit Card Receipts as of the last day of any fiscal quarter; or (b) Two Million Five Hundred Thousand Dollars ($2,500,000).

1.29. “Minimum Credit Card Receipts” shall mean as of the last day of any fiscal quarter, an aggregate annual amount of Credit Card Receivables for the prior four fiscal quarters, of no less than $2,500,000.00, tested on a trailing twelve month basis.

1.30. “Net Amount of Eligible Receivables” shall mean the gross amount of Eligible Receivables less sales, excise or similar taxes, returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding or claimed, and less (without duplication) all amounts payable by any Account Debtor on Eligible Receivables if any Eligible Receivable of such Account Debtor is unpaid more than one hundred twenty (120) days following its invoice date.

1.31. “Obligations” shall mean all obligations, liabilities and indebtedness of Borrower to Lender or an Affiliate of Lender, however evidenced, arising under this Agreement,

including, without limitation, the Revolving Credit and the Term Loan, under any other or supplemental financing provided to Borrower by Lender or an Affiliate of Lender, or independent hereof or thereof, whether now existing or incurred from time to time hereafter and whether before or after termination hereof, absolute or contingent, joint or several, matured or unmatured, direct or indirect, primary or secondary, liquidated or unliquidated, and whether arising directly or acquired from others (whether acquired outright, by assignment unconditionally or as collateral security from another and including, without limitation, participations or interest of Lender in obligations of Borrower to others), and including (without limitation) all of Lender’s charges, commissions, fees, interest, expenses, costs and reasonable attorneys’ fees and expenses chargeable to Borrower in connection therewith.

1.32. “Over-advance” shall mean any portion of all loans and advances with respect to the Revolving Credit which on any day exceeds the Loan Availability.

1.33. “Permitted Indebtedness” shall mean any trade debt (whether or not secured by purchase money security interests) and any indebtedness that is subordinated in right of payment to the Obligations and may be secured only by liens that are subordinated to the lien and security interest of Lender in the Collateral under the Loan Documents, which subordinate liens shall be previously approved in writing by Lender and otherwise on terms and conditions acceptable to Lender and subject to subordination agreements acceptable to Lender and Lender’s counsel.

1.34. “Permitted Liens” means the liens described on the attached Exhibit A and liens arising pursuant to Permitted Indebtedness.

1.35. “Permitted Transactions” means any sale by Debtor of equity or equity-linked securities for cash consideration and any transaction with any employee or director of, or consultant to, the Borrower pursuant to any stock option or other employee benefit plan of the Borrower currently in place or subsequently adopted with the consent of the compensation committee of the Board of Directors of Borrower.

1.36. “Person” shall mean any person, firm, corporation, partnership, limited liability company, association, company, trust, estate, custodian, nominee or other individual or entity.

1.37. “Prime Rate” shall mean the prime rate from time to time publicly announced in New York City by JPMorgan Chase Bank.

1.38. “Receivables” shall mean all obligations to Borrower for the payment of money arising out of the sale, lease or licensing of goods or the rendering of services by Borrower, now existing or hereafter arising, however evidenced, including without limitation all accounts, contract rights, general intangibles, documents, chattel paper and instruments (as each of such terms is defined in the New York Uniform Commercial Code).

1.39. “Receivables Availability” shall have the meaning specified in Section 2.1 hereof.

1.40. “Revolving Credit” shall mean the revolving line of credit made available pursuant to Section 2.1 hereof.

1.41. “SEC” shall mean the United States Securities and Exchange Commission.

1.42. “Term Loan” shall have the meaning specified in Section 2.2 hereof.

1.43. “Term Note” shall have the meaning specified in Section 2.3 hereof.

2.	LOANS

2.1. Revolving Credit. Subject to the terms and conditions hereof and relying upon the representations, warranties, and covenants herein and in the other Loan Documents, Lender shall, in its discretion, make loans to Borrower from time to time, at Borrower’s request, which loans in the aggregate shall not exceed the lesser of (A) the Maximum Credit Facility; or (B) the “Loan Availability”, which means an amount of up to eighty-five percent (85%) of the Net Amount of Eligible Receivables which have been validly assigned to Lender and in which Lender holds a perfected security interest pursuant to the terms hereof ranking prior to and free and clear of all interests, claims, and rights of others, subject to reserves as determined solely by Lender in its reasonable discretion, from time to time (“Receivable Availability”). The making of any loan in excess of the percentages set forth above shall not be deemed to modify such percentages or create any obligation to make any further such loan.

2.2. Term Loan. Subject to the terms and conditions hereof and relying upon the representations, warranties and covenants herein and the other loan documents, Lender agrees to make to Borrower, and Borrower agrees to borrow from Lender, in addition to and independent of the Loans made under the Revolving Credit, the principal sum of up to the Maximum Term Loan Amount (the “Term Loan”).

2.3. Term Note. (a) The Term Loan shall be evidenced by a secured note of Borrower in the original principal amount of equal to the Maximum Term Loan Amount substantially in the form of Exhibit C annexed hereto and made a part hereof (“Term Note”), which Term Note shall be payable to the order of Lender.

(b) The Term Loan shall be repaid as follows: (i) for the period commencing on the earlier of (x) July 1, 2008 or (y) the first day of the month following the date upon which Borrower files a periodic report with the SEC under the Exchange Act reflecting that Borrower has had positive EDITDA for two consecutive fiscal quarters, through and including March 1, 2009, Twenty Thousand Eight Hundred Thirty Three and 83/100 Dollars ($20,833.00) per month; and (ii) for the period commencing on April 1, 2009 through and including the Maturity Date, Forty One Thousand Six Hundred Sixty Seven and 67/100 Dollars ($41,667.67) per month and (iii) on the Maturity Date, a sum equal to the entire unpaid principal balance and all other sums, including, without limitation, all accrued and unpaid interest, due under the Term Loan.

(c) If Borrower fails to maintain the Minimum Credit Card Receipts, at the end of any fiscal quarter, Borrower shall prepay in part the outstanding principal balance of the Term Loan, together with all accrued and unpaid interest thereon and other amounts owed hereunder so that after giving effect to such payment, the outstanding principal balance of the Term Loan shall not exceed the Maximum Term Loan Amount.

2.4. Loan Account. All amounts advanced under the Revolving Credit and all amounts due under the Term Loan, as such Term Loan amortizes in accordance herewith (and all other amounts chargeable to Borrower under this Agreement, including the interest and fees set forth in Article 3 below, or any supplement hereto) shall be charged to a loan account in Borrower’s name on Lender’s books (“Loan Account”). Lender shall render to Borrower each month a statement of the Loan Account (and all credits and charges thereto) which shall be considered correct and accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a notice given in accordance with the provision of Section 3.4 hereof of Borrower’s exceptions within thirty (30) days after such statement has been sent to Borrower in accordance with Section 3.4.

2.5. Payments on non-Business Days. If the date upon which any payment due hereunder or under any of the Loan Document is due and payable by Borrower falls upon any date that is not a Business Day, such payment shall be due and payable on the immediately succeeding date which is a Business Day.

3.	LENDER’S CHARGES

3.1. Borrower agrees to pay to Lender each month during the term of this Agreement interest (computed on the basis of the actual number of days elapsed over a year of 360 days) (a) on the outstanding principal balance of the Term Loan at a rate per annum equal to the Prime Rate, plus the applicable Margin, (b) on that portion of the average daily balances in the Loan Account during the preceding month that does not exceed the Loan Availability at a rate per annum equal to the Prime Rate, plus the applicable Margin (3.1(a) and (b) shall be referred to as the “Effective Rate”) and (c) on the amount of Over-advances, if any, at a rate of three percent (3%) per annum in excess of the Effective Rate. Any change in the Effective Rates due to a change in the Prime Rate shall take effect on the date of such change in the Prime Rate provided, that no decrease in the Prime Rate below six percent (6%) per annum shall be given any effect. At any time there is no outstanding balance on the Revolving Credit, and so long as there is no Default, then: (a) Lender shall pay to Borrower interest at a per annum rate equal to the Prime Rate minus three percent (3%) on unapplied collected funds held in the Loan Account; or (b) Borrower may withdraw any or all of such unapplied collected funds held in the Loan Account.

3.2. Borrower shall pay to Lender a facility fee payable on the Closing Date and on the anniversary of such date in each succeeding year, in the amount of one percent (1%) of the Maximum Credit Facility, plus the original amount of the Term Loan (i.e. $50,000.00).

3.3. Borrower shall pay to Lender monthly an administration fee of One Thousand and 00/00 Dollars ($1,000.00) payable in arrears on the first day of each month with respect to the prior month for the stated term of this Agreement.

3.4. A statement of all of Lender’s charges shall accompany each monthly statement of the Loan Account and such charges shall be payable by Borrower within five (5) days after receipt of such statement. In lieu of the separate payment of charges, Lender at its option, shall have the right to debit the amount of such charges to Borrower’s Loan Account, which charges shall be deemed to be first paid by amounts subsequently credited to the Loan Account. As more fully provided in Section 9.6 hereof, in no event shall the interest charges hereunder exceed the Maximum Rate.

3.5. In the event that Lender elects to terminate the Revolving Credit by giving written notice under Section 9.1, below, Lender shall refund to Borrower an amount equal to (i) the aggregate amount of any fees prepaid by Borrower under Section 3.2 and 3.3 above with respect to the Revolving Credit only, multiplied by (ii) a fraction, the numerator of which shall be the number of days from the beginning of the month such termination occurs to the date of such termination and the denominator of which shall be the number of calendar days in the month in which such termination occurs.

4.	SECURITY INTEREST IN COLLATERAL

4.1. As security for the prompt performance, observance and payment in full of all of the Obligations, Borrower grants to Lender a security interest in, a continuing lien upon and a right of setoff against, and Borrower hereby assigns, transfers, pledges and sets over to Lender (collectively, including any other assets of Borrower in which Lender may be granted a security interest, the “Collateral”): (i) all Receivables (whether or not Eligible Receivables and whether or not specifically listed on any schedules, assignments or reports furnished to Lender) and in all deposit accounts, investment property and letter of credit rights, (ii) all of Borrower’s property, and the proceeds thereof, now or hereafter held or received by or in transit to Lender or held by others for Lender’s account, including any and all deposits, balances, sums and credits of Borrower with, and any and all claims of Borrower against, Lender, at any time existing, (iii) all credit insurance policies, and all other insurance and all guarantees relating to the Receivables or other Collateral, (iv) all books, records and other general intangibles evidencing or relating to Receivables or other Collateral; all deposits, or other security for the obligation of any person under or relating to Receivables, all of the Borrower’s rights and remedies of whatever kind or nature it may hold or acquire for the purpose of securing or enforcing Receivables; all right, title and interest of the Borrower in and to all goods relating to, or which by sale have resulted in, Receivables, including goods returned by or reclaimed or repossessed from Account Debtors and all goods described in copies of invoices delivered by Borrower to Lender; all rights of stoppage in transit, replevin, repossession and reclamation and all other rights and remedies of an unpaid vendor or lienor, and all proceeds of any Letter of Credit naming Borrower as beneficiary and which provides for, guarantees or assures the payment of any Receivable; (v) all accounts, instruments, chattel paper, documents and general intangibles whether or not arising out of the sale of goods or rendition of services, and including without limitation choses in action, causes of action, tax refunds (and claims), and reversions from terminated pension plans; (vi) all of Borrower’s Inventory and Equipment; (vii) all trademarks, patents, copyrights, trade secrets and all registrations, applications and licenses therefor subject to the terms thereof and the rights of any licensors or licensees thereunder, and (viii) all proceeds of such Collateral, in any form, including, without limitation, cash, non-cash items, checks, notes, drafts and other instruments for the payment of money. Such security interest in favor of Lender shall continue during the term of this Agreement and until indefeasible payment in full of all Obligations, whether or not this Agreement shall have sooner terminated.

Borrower conveys only those rights that it may convey, if any, in Borrower’s right to use the name and trademark “EDGAR®”. Lender acknowledges that “EDGAR®” is a registered trademark owned by the SEC, that Borrower’s license agreement with the SEC prohibits any assignment of Borrower’s rights thereunder without prior written consent of the SEC and that such consent has not been obtained.

4.2. At Lender’s request, Borrower will mark its ledger cards, books of account and other records relating to Receivables with appropriate notations reasonably satisfactory to Lender disclosing that the Receivables have been assigned to Lender and will provide Lender with confirmatory assignment schedules in form reasonably satisfactory to Lender, copies of customers’ invoices, evidence of shipment or delivery, and such further information as Lender may reasonably require. Borrower will take any and all steps and observe such formalities as Lender may request from time to time to create and maintain in Lender’s favor a valid and first lien upon, security interest in and pledge of all of Borrower’s Receivables and all other Collateral, including, without limitation, by way of filing financing statements and other notices and amendments and renewals thereof that may be reasonably requested by Lender to maintain such security interest in and pledge of the Collateral.

5.	CUSTODY AND INSPECTION OF COLLATERAL AND RECORDS; COLLECTION AND HANDLING OF COLLATERAL

5.1. Borrower, Lender and People’s Bank (“Bank”) have entered into a Credit Card Deposit Control Account Agreement as of the date hereof pursuant to which all Receivables that represent the right of Borrower to be paid pursuant to credit card payment for its goods and services (the “Credit Card Receivables”) shall be paid into an account at the Bank over which Lender has the sole power of withdrawal, and into which the payment of all Credit Card Receivables by Account Debtors shall be made (the “Credit Card Deposit Account”).

5.2. Borrower, or Lender on Borrower’s behalf, shall instruct Account Debtors to make all payments and prepayments on Receivables (other than Credit Card Receivables which shall be paid into the Credit Card Deposit Account) into the Lockbox. To the extent that Borrower receives any payments in respect of Receivables, Borrower shall immediately remit such payments to Lender and shall not commingle collections on Receivables with Borrower’s own funds. All amounts collected on Receivables when received by Lender shall be credited to the Loan Account, adding three (3) Business Days for collection and clearance of remittances. Such credits shall be conditional upon final payment to Lender; and Lender shall have the authority to debit the Loan Account of Borrower for returned items.

Nothing contained in this Section 5.1, or otherwise in the Agreement, shall be deemed to limit Lender’s rights and powers pursuant to Section 7 of the Agreement.

5.3. All records, ledger sheets, correspondence, contracts and documentation relating to or evidencing Receivables shall, until delivered to Lender or removed by Lender from Borrower’s premises, be kept on Borrower’s premises, without cost to Lender, in appropriate containers in safe places, bearing suitable legends identifying them and all related files, containers, receptacles and cabinets as being under Lender’s dominion and control. Lender shall at all times during Borrower’s normal business hours have full access to and the right to examine and make copies of Borrower’s books and records, to confirm and verify all Receivables assigned to Lender and to do whatever else Lender deems necessary to protect its interest. Lender may at any time, during Borrower’s normal business hours, remove from Borrower’s premises, or require Borrower to deliver copies of any contracts, documentation, files and records relating to Receivables; provided that upon a Default, Borrower shall deliver originals of all such contracts, documents, files and records relating to Receivables at Lender’s request. Following a Default, which Default is not cured within any applicable cure period, Lender may, without cost or expense to Lender, use such of Borrower’s personnel, supplies and space at Borrower’s places of business as may be reasonably necessary for collection of Receivables.

5.4. Borrower will on or prior to the fifth (5) Business Day of each month, report to Lender all reclaimed, repossessed or returned merchandise, Account Debtor claims and any other matter materially affecting the value, enforceability or collectibility of Receivables that become known to Debtor within the preceding month. Any merchandise reclaimed or repossessed by or returned to Borrower will upon request of Lender, at the cost and expense of Borrower, be set aside marked with the name of the Lender and will be held by Borrower for the account of Lender and subject to Lender’s security interest. Borrower, at its own cost and expense, shall use commercially reasonable efforts to promptly settle or adjust all claims and disputes relating to Receivables. Lender may, at its option, settle, adjust or compromise claims and disputes relating to Receivables which have not otherwise been adjusted by Borrower.

5.5. Borrower shall reimburse Lender on demand for all costs of collection incurred by Lender in efforts to enforce payment of Receivables, recovery of or realization upon any other Collateral, including attorneys’ fees and expenses and the fees and expenses and commissions of collection agencies. All and any fees, costs and expenses, of whatever kind and nature, including taxes of any kind, which Lender may incur in filing public notices (including appraisal fees and advertising costs), and the charges of any attorney whom Lender may engage in preparing and filing documents, making title or lien examinations and rendering opinion letters, as well as expenses incurred by Lender (including all attorneys’ fees and expenses and including Lender’s out of pocket expenses in conducting periodic field examinations of Borrower and the Collateral plus Lender’s prevailing per diem charge for each of its examiners in the field and office, now $850.00 per person per day plus out-of-pocket expenses), in protecting, maintaining, preserving, enforcing or foreclosing the pledge, lien and security interest granted to Lender hereunder, whether through judicial proceedings or otherwise, or enforcing or collecting the Receivables, or recovery of or realization upon any other Collateral, or in defending or prosecuting any actions or proceedings arising out of or related to its transactions with Borrower, including actions or proceedings which may involve any person asserting a priority or claim with respect to the Collateral, shall be borne and paid for by Borrower on demand, shall constitute part of the Obligations and may, at Lender’s option, be charged to Borrower’s Loan Account.

6.	REPRESENTATIONS, COVENANTS AND WARRANTIES

As an inducement to Lender to enter into this Agreement, Borrower represents, covenants and warrants (which shall survive the execution and delivery of this Agreement) that:

6.1. Borrower is a corporation duly organized and presently existing in good standing under the laws of the State of Delaware and is duly qualified and existing in good standing in every other state in which the nature of Borrower’s business requires it to be qualified; and the failure to so qualify would have a Material Adverse Effect; and attached hereto as Schedule 6.1 is a list of all of Borrower’s Affiliates and subsidiaries.

6.2. The execution, delivery and performance of this Agreement are within the corporate powers of Borrower, have been duly authorized by appropriate corporate action and are not in contravention of the terms of Borrower’s certificate of incorporation and by-laws, or of any indenture, agreement or undertaking to which Borrower is a party or by which it may be bound, the result of such contravention would have a Material Adverse Effect. Borrower warrants that it is and covenants that it shall remain solvent at all times while this Agreement is in effect.

6.3. Borrower is and shall be, with respect to all Collateral, the owner thereof free from any lien, security interest or encumbrance of any kind, except for Permitted Liens and those liens or restrictions set forth on Exhibit B or Schedule 6.13 hereto. No Receivable or any other Collateral has been or shall hereafter be assigned, pledged or transferred to any person other than the Lender or in any way encumbered or subject to a security interest except to Lender, and except for Permitted Liens, and Borrower shall defend the same against the claims of all persons. All of Borrower’s bank accounts are listed on Schedule 6.3 hereof.

6.4. Borrower’s books and records relating to the Receivables are maintained at the office referred to below; and attached hereto as Schedule 6.4 is a list of all of Borrower’s locations and locations where Borrower keeps any of its assets. Except as otherwise stated below, the principal executive office of Borrower is located at such address and has been so located on a continuous basis for not less than six months. Borrower shall not change such location nor change its name without prior written notice to Lender, and, upon making any such change, Borrower agrees to execute any additional financing statements or other documents or notices which Lender may reasonably require. The listing of offices on Schedule 6.4 represents all of Borrower’s current places of business. Borrower shall notify Lender of the existence of any additional places of business within five (5) Business Days after any such place of business is established.

6.5. All Loans and advances requested by Borrower under this Agreement shall be used for the general corporate and business purposes of Borrower and shall in no event be requested or used by Borrower for the specific purpose of paying wages of the employees of Borrower.

6.6. Borrower shall maintain its shipping forms, invoices and other related documents in a form reasonably satisfactory to Lender and shall maintain its books, records and accounts in accordance with sound accounting practice. Borrower shall furnish to Lender accounts receivable agings and, if applicable, inventory designations, monthly, not later than the 10th Business Day of each month, covering the previous month. Borrower shall furnish to Lender such other information regarding the business affairs and financial condition of Borrower as Lender may, from time to time, reasonably request, including, without limitation (a) audited financial statements (“Financial Statements”) prepared in accordance with GAAP, as at the end of and for each fiscal year of Borrower, as soon as practical and in any event within ninety (90) days after the end of each such fiscal year, including, without limitation, a balance sheet, a statement of income, a statement of cash flows and notes, prepared by BDO Seidman, LLP or other independent Certified Public Accountants acceptable to Lender; (b) unaudited financial statements, together with all filings made with the Securities and Exchange Commission, which financial statements shall be prepared internally as at the end of and for each fiscal quarterly period of Borrower, as soon as practical and in any event within forty-five (45) days after the end of each such fiscal quarter of Borrower, in such detail and scope as is then required under the applicable rules and regulations of the SEC, including without limitation, a balance sheet, a statement of income, a statement of cash flows and notes, certified by the Chief Financial Officer of Borrower (“CFO”); and concurrently with such financial statements, a written statement signed by the CFO to the effect that, (i) the CFO has not obtained any knowledge of the existence of any Default, or (ii) if such CFO has obtained from such examination any such knowledge, such CFO shall disclose in such written statement the Default and the nature thereof. All such statements and information shall fairly present the financial condition of Borrower, and the results of its operations as of the dates and for the periods, for which the same are furnished. The requirement that Borrower provide to Lender any financial statements shall, so long as Borrower is subject to the periodic reporting requirements of the Exchange Act, be deemed satisfied by Borrower’s timely filing the financial statements required to be filed with the SEC as part of those periodic filings.

6.7. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets prior to the date on which penalties attach thereto, provided, however, that Borrower shall not be required to pay or discharge any tax, assessments, contributions or governmental charge the amount, applicability or validity is being contested in good faith by appropriate proceedings being diligently pursued and for which adequate reserves have been established. Borrower shall be liable for any tax applicable to it (excluding a tax imposed on the overall net income of Lender) imposed upon any transaction under this Agreement or giving rise to the Receivables or which Lender may be required to withhold or pay for any reason and Borrower agrees to indemnify and hold Lender harmless with respect thereto, and to repay Lender on demand any amounts paid by Lender in respect thereof, and until paid by Borrower shall be added to the Obligations secured hereunder, and may at Lender’s option be charged to Borrower’s Loan Account.

6.8. With respect to each Receivable, Borrower hereby represents and warrants that: (i) each Receivable represents a valid and legally enforceable indebtedness based upon an actual and bona fide sale, lease, license and delivery of property or rendition of services in the ordinary course of Borrower’s business which has been finally accepted by the Account Debtor and for which the Account Debtor is unconditionally liable to make payment of the amount stated in each invoice, document or instrument evidencing the Receivable in accordance with the terms thereof, without offset, defense or counterclaim; (ii) to the knowledge of Borrower, each Receivable will be paid in full on or about its maturity; (iii) all statements made and all unpaid balances appearing in any invoices, documents, instruments and statements of account describing or evidencing the Receivables are true and correct and are in all material respects what they purport to be and all signatures and endorsements that appear thereon are genuine and all signatories and endorsers, to Borrower’s knowledge, have full capacity to contract; (iv) to the knowledge of Borrower, the Account Debtor owing the Receivable and each guarantor, endorser or surety of such Receivable was solvent and financially able to pay in full the Receivable upon the date the Receivable arose; (v) to the knowledge of Borrower, and all recording, filing and other requirements of giving public notice under any applicable law have been duly complied with.

6.9. Borrower shall until payment in full of all Obligations to Lender and termination of this Agreement (a) cause to be maintained at the end of each fiscal quarter (ie, December, March, June, September), Tangible Net Worth in an amount not less than $1,000,000.00’ and (b) cause to be maintained at the end of each such fiscal quarter, a Working Capital deficit of not more than $1,500,000.00.

For the purpose hereof the following terms shall have the following definitions:

“Current Assets” at a particular date shall mean cash, accounts and inventory of Borrower providing however, that such amounts shall not include any amounts for any indebtedness owing by any affiliate to Borrower.

“Current Liabilities” at a particular date shall mean all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower, as at such date, but in any event including, without limitation or duplications, the amounts of (a) all indebtedness payable on demand, or at the option of the person or entity to whom such indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the person or entity to whom such indebtedness is owed, not more than twelve (12) months after such date, the validity which is not contested to such date, (d) all accruals for federal or other taxes measured by income payable within twelve (12) months of such date and (e) all outstanding indebtedness to Lender.

“Tangible Net Worth” shall mean, at a particular date (a) the aggregate amount of all assets of Borrower as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Borrower (excluding subordinated liabilities to Lender) determined in accordance with GAAP.

“Working Capital” shall mean the excess, or shortfall in, Current Assets less Current Liabilities.

6.10. Not Applicable.

6.11. Prior to the making of any Loans hereunder: (i) Lender shall have received warrants for 100,000 restricted shares of stock in Borrower, which warrants shall be in the form attached hereto as Exhibit D hereto (the “Warrants”) and shall be purchased by Lender on the Closing Date for the sum of $0.05 per warrant (or an aggregate of $5,000.00) by a credit to the Loan Account; and (iii) all of the items set forth on the Closing documents list attached hereto as Schedule 6.11 shall have been completed to Lender’s satisfaction.

6.12. During the term of this Agreement, Borrower shall not make any sales to customers by accepting a credit card issued to such customers, unless Borrower has prior thereto entered into a merchant agreement with one or more credit card processors, relating to sales made using such credit cards, on terms that are acceptable to Lender, and such credit card processor shall have agreed to remit the proceeds of such credit card sales to the Credit Card Deposit Control Account.

6.13. Attached as Exhibit B is a listing of all of Borrower’s patents, trademarks and copyrights owned by Borrower and all patents, trademarks and copyrights used by Borrower in Borrower’s business and the owner of such patents, trademarks and copyrights, other than off-the-shelf, shrink-wrapped software. So long as any Obligations remain outstanding, and subject to the terms and conditions of the Intellectual Property Security Agreement and the exclusions (if any) set forth in Section 4.1 hereof or Exhibit B or Schedule 6.13 hereto, Lender is hereby irrevocably authorized to use any of Borrower’s patents, trademarks and copyrights for the purpose of enforcing Lender’s security interest in the Collateral and disposing of any of the Collateral. Unless otherwise indicated in Section 4.1, on Exhibit B or Schedule 6.13 hereto, Borrower is and shall be, with respect to all such patents and trademarks listed on Exhibit B, the owner thereof free from any lien, security interest or encumbrance of any kind, except for Permitted Liens.

6.14. So long as any Obligations remain outstanding, Borrower shall (i) advise Lender of the existence of any commercial tort claims in favor of Borrower, which advice shall be given to Lender in writing no later than 10 days after Borrower becomes aware of existence of such a claim in its favor; (ii) within 5 Business Days after Lender’s request therefor, provide Lender with a listing of all deposit accounts and securities accounts maintained by Borrower and, if requested by Lender, arrange for the execution by each depository bank and broker of a control agreement in Lender’s favor, in form and content satisfactory to Lender; (iii) use its reasonable commercial efforts to obtain and maintain in effect in favor of Lender, agreements (in form reasonably satisfactory to Lender) executed by the landlords of Borrower’s places of business and the bailees of its property, pursuant to which Lender is granted access to such places of business and such bailees are directed to honor Lender’s instructions with respect to the disposition of such property; provided, however, that the failure of Borrower to obtain any such agreement from any landlord or bailee pursuant to this sub-clause (iii) shall not constitute a breach of Default under this Agreement.

6.15. Until indefeasible payment in full of the Obligations, Borrower shall not, without Lenders’ prior written consent, which consent will not be unreasonably withheld, conditioned or delayed: (i) make any loans to officers, directors, shareholders or Affiliates; or (ii) declare any cash, dividends in respect of its common stock, redeem or repurchase any common stock for cash, or make any other cash distributions in respect of its common stock, except for Permitted Transactions.

6.16. Borrower shall comply with all laws, rules and regulations promulgated by any governmental authority having jurisdiction over Borrower and otherwise applicable to Borrower and the operation of Borrower’s business(es), the failure to comply with which would have a Material Adverse Effect.

7.	SPECIFIC POWERS OF LENDER

7.1. Borrower hereby constitutes Lender or its agent, or any other person whom Lender may designate, as Borrower’s attorney-in-fact, at Borrower’s own cost and expense to exercise at any time all or any of the following powers which, being coupled with an interest, shall be irrevocable until all Obligations have been paid in full: (a) to receive, take, endorse, assign, deliver, accept and deposit, in Lender’s or Borrower’s name, any and all checks, notes, drafts, remittances and other instruments and documents relating to Receivables and proceeds thereof that are required to be deposited with or for the benefit of Lender hereunder; (b) to receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery to the Lockbox to such address as Lender may designate; and (c) (i) to transmit to Account Debtors indebted on Receivables notice of Lender’s interest therein and to request from such Account Debtors at any time, in Borrower’s name or in Lender’s or that of Lender’s designee, information concerning the Receivables and the amounts owing thereon; (ii) to notify Account Debtors to make payment directly to Lender; and (iii) to take or bring, in Borrower’s name or Lender’s, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of the Receivables. In addition, to the extent permitted by law, Lender may file one or more financing statements, naming Borrower as debtor and Lender as secured party and indicating therein the types or describing the items of collateral covered by this Agreement. Without limitation of any of the powers enumerated above, Lender is hereby authorized to accept and to deposit all collections in any form, relating to Receivables, received from or for the account of Account Debtors (whether such collections are remitted directly to Lender by Account Debtors or are forwarded to Lender by Borrower), including remittances which may reflect deductions taken by Account Debtors, regardless of amount, the Loan Account of Borrower to be credited only with amounts actually collected on Receivables in accordance with Section 5.1 and Section 5.2. Borrower hereby releases (i) any bank, trust company or other firm receiving or accepting such collections in any form, and (ii) Lender and its officers, employees and designees, from any liability arising from any act or acts hereunder or in furtherance hereof, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact; provided that such acts of omission or commission do not constitute fraud, willful misconduct or gross negligence.

8.	LENDER’S REMEDIES UPON BORROWER’S DEFAULT

Borrower agrees that all of the Loans and advances made by Lender under the terms of this Agreement, together with all Obligations of Borrower as defined herein (unless otherwise provided in any instrument evidencing the same or agreement relating thereto), shall be payable by Borrower at the office of Lender in New York, New York. In addition, all Obligations shall be, at Lender’s option, due and payable without notice or demand upon termination of this Agreement or upon the occurrence of any one or more of the following events of default (each a “Default”): (a) if Borrower shall fail to pay to Lender when due any amounts owing to Lender under any Obligation within five (5) days of the date such payment is due, or shall breach any of the terms, covenants, conditions or provisions of this Agreement or any other Loan Document, including, without limitation any of the terms, covenants, conditions or provisions of the General Security Agreement, and/or the Intellectual Property Security Agreement; provided that, in the case of a breach of any affirmative covenant herein or in any other Loan Documents, or such other breach that is of a type susceptible to being cured, Borrower shall have ten (10) days to remedy such breach after Borrower first becomes aware, or should have became aware, of such breach before such breach constitutes a Default; (b) if any guarantor, endorser or other person liable on the Obligations (“Third Party”) or who has pledged or granted collateral security for the Obligations, shall die, terminate its guaranty or shall breach any of the terms, covenants, conditions or provisions of any pledge, security agreement, guarantee, endorsement or other agreement of such person with, or in favor of, Lender; (c) if any representation, warranty, or statement of fact made to Lender at any time by or on behalf of Borrower or any Third Party is false or misleading in any material respect; (d) if Borrower or any Third Party shall become insolvent, is generally unable to pay its debts as they mature, files, or has filed against it, a petition in bankruptcy, liquidation or reorganization and such petition, proceeding remains unpaid, unstayed or undismissed for a period of more than sixty (60) days, or if a judgment against Borrower in an amount in excess of $100,000, or if Borrower discontinues doing business for any reason, or if a custodian, receiver or trustee of any kind is appointed for it or any of its property and is not removed in favor of the Borrower within sixty (60) days; (e) if Borrower fails to file, on a timely basis (after giving effect to any extensions or grace periods), any reports required by the Securities and Exchange Commission or any other governmental authority having jurisdiction over Borrower, in the latter case the failure to so file would have a Material Adverse Effect; (f) if at any time Lender shall, in its reasonable judgment, consider the Obligations insecure or any part of the Receivables unsafe, insecure or insufficient and Borrower shall not, on demand, furnish other collateral or make payment on account, satisfactory to Lender; (g) if (x) Borrower shall default under or breach the terms of any present or future (x) contract or agreement to which it is a Party, or (y) any lease (each a “Lease”) of any premises now or hereafter leased by Borrower (“Leased Premises”), or Lender shall receive notice from any (x) other party under such contract or agreement, or (y) lessor of any Leased Premises that a default has occurred thereunder, and that such contract, agreement or Lease has been terminated as a result of such breach and the effect of such default, breach or termination would have a Material Adverse Effect, (h) if (x) for any reason Borrower and/or SEC does not renew the Trademark License Agreement (“EDGAR License”) dated March 26, 1999 between Borrower and the SEC or Borrower otherwise loses the right to use the trademark EDGAR®, or (y) there shall be a default (after any applicable notice, cure or grace periods) under any of the licensing agreements between (1) Borrower and any of the SEC, Zacks Investment Research, Inc. (“Zacks”), Keane Federal Systems, Inc (“Keane”) and any other licensor or licensee to a license agreement to which Borrower or any Guarantor is a party, or (z) Borrower loses any of its right, title and interest in the domain names set forth on Exhibit B hereto, or (2) Financial Insight Systems, Inc. and Comtex, Inc. (“Comtex”) or any other material license; provided, however, that it shall not be deemed a Default if the agreement with Keane, Zacks or Comtex is terminated and is replaced with an agreement giving Borrower access to substantially similar content upon commercially reasonable terms. Upon the occurrence of any Default, (i) as compensation to Lender for increased credit risk, the Effective Rate applicable to each of the Revolving Credit and the Term Loan shall automatically be increased by three percent (3%) per annum; from the date of Default and during the continuance of such Default until such Default is waived or cured in writing by Lender, which charge shall be in lieu of compensation payable under Section 3.1 from such date; provided, that in no event shall such rate exceed the Maximum Rate, (ii) Borrower shall pay to Lender all costs, disbursements, charges and expenses for the collection and enforcement of the Obligations, and for the protection and enforcement of Lender’s security interest, including attorneys’ fees and expenses, all of which shall be added to and deemed part of the Obligations, and (iii) Lender shall have the right (in addition to any other rights Lender may have under this Agreement or otherwise) without further notice to Borrower, to enforce payment of any Receivables, to settle, compromise, or release in whole or in part, any amounts owing on Receivables, to prosecute any action, suit or proceeding with respect to Receivables, to extend the time of payment of any and all Receivables, to make allowances and adjustments with respect thereto, to issue credits in Lender’s name or Borrower’s, to sell, assign and deliver the Receivables (or any part thereof) and any returned, reclaimed or repossessed merchandise or other property held by Lender or by Borrower for Lender’s account, at public or private sale, at broker’s board, for cash, upon credit or otherwise, at Lender’s sole option and discretion, and Lender may bid or become purchaser at any such sale if public, free from any right of redemption which is hereby expressly waived. Borrower agrees that the giving of ten (10) days’ notice by Lender, sent by ordinary mail, postage prepaid, to the mailing address of Borrower set forth in this Agreement, designating the place and time of any public sale or the time after which any private sale or other intended disposition of the Receivables or any other security held by Lender is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice with respect thereto. The net cash proceeds resulting from the exercise of any of the foregoing rights or remedies shall be applied by Lender to the payment of the Obligations in such order as Lender may elect, Borrower shall remain liable to Lender for any deficiency and Lender shall be liable to pay to Borrower any excess of such cash proceeds in excess of the amount of the Obligations following the indefeasible repayment in full of all Obligations.

8.1. The enumeration of the foregoing rights and remedies is not intended to be exhaustive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies Lender may have under the New York Uniform Commercial Code or other applicable law. Lender shall have the right, in its sole discretion, to determine which rights and remedies, and in which order any of the same, are to be exercised, and to determine which Receivables are to be proceeded against and in which order, and the exercise of any right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. No act, failure or delay by Lender shall constitute a waiver of any of its rights and remedies. No single or partial waiver by Lender of any provision of this Agreement, or breach or default thereunder, or of any right or remedy which Lender may have shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion. Borrower waives presentment, notice of dishonor, protest and notice of protest of all instruments included in or evidencing any of the Obligations or the Receivables and any and all notices or demands whatsoever (except as expressly provided herein). Lender may, at all times, proceed directly against Borrower to enforce payment of the Obligations and shall not be required to first enforce its rights in the Receivables or any other security granted to it. Lender shall not be required to take any action of any kind to preserve, collect or protect its or Borrower’s rights in the Receivables or any other security granted to it provided, however, that Lender shall not commit fraud, willful misconduct or gross negligence in the exercise or failure to exercise any of its rights hereunder.

8.2. BORROWER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT, THE OBLIGATIONS, THE RECEIVABLES, OR ANY OTHER TRANSACTION BETWEEN THE PARTIES AND BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK AND OF ANY FEDERAL COURT LOCATED IN SUCH CITY OF NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE OBLIGATIONS. IN ANY SUCH LITIGATION BORROWER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO BORROWER AT ITS PLACE OF BUSINESS SET FORTH ABOVE. WITHIN 30 DAYS AFTER SUCH MAILING, BORROWER SHALL APPEAR IN ANSWER TO SUCH SUMMONS, COMPLAINT OR OTHER PROCESS, FAILING WHICH BORROWER SHALL BE DEEMED IN DEFAULT AND JUDGMENT MAY BE ENTERED BY LENDER AGAINST BORROWER FOR THE AMOUNT OF THE CLAIM AND OTHER RELIEF REQUESTED THEREIN.

8.3. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any liability, loss, damage, suit or proceeding ever suffered or incurred by Lender (including attorney’s fees and expenses) as a result of Borrower’s failure to observe, perform or discharge Borrower’s duties hereunder.

9.	EFFECTIVE DATE, CONTROLLING LAW AND TERMINATION

9.1. This Agreement shall become effective upon acceptance by Lender at its office in the State of New York, and shall continue in full force and effect until March 30, 2010 (the “Renewal Date”) and from year to year thereafter, unless sooner terminated as herein provided. Borrower may terminate this Agreement on the Renewal Date or on the anniversary of the Renewal Date in any year by giving Lender at least sixty (60) days’ prior written notice by registered or certified mail, return receipt requested, and in addition to its other rights hereunder, Lender shall have the right to terminate the Revolving Credit at any time by giving the Borrower sixty (60) days prior written notice; provided that notwithstanding any termination of either the Revolving Credit or the Term Loan by Borrower or Lender, the Collateral shall continue secure all remaining Obligations. If a Default occurs and is continuing hereunder, this Agreement will be terminable by Lender by written notice to Borrower at any time thereafter, subject to Borrower’s right to cure.

9.2. As minimum compensation to Lender for its agreement to make loans under the terms of this Agreement, and for its services hereunder, Lender shall receive and Borrower agrees to pay minimum charges in the aggregate amount of $15,000.00 during each month (or any part thereof, if sooner terminated) that this Agreement is in effect, which minimum compensation shall be payable after deducting for each month the charges paid by

Borrower for such month under Section 3.1 and 3.3. Borrower may prepay all or any part of its Obligations hereunder and, if prepaying in full, may terminate this Agreement. If this Agreement is terminated by Lender for any reason, or if Borrower terminates this Agreement in accordance with this Section 9.2 or prepays pursuant to Section 2.3(c) or otherwise, Borrower shall, upon such termination, pay to Lender, as additional liquidated damages and as part of the Obligations, an amount equal to (1) in the case of the Revolving Credit (a) three percent (3%) of the Maximum Credit Facility then in effect, if such termination occurs prior to the first anniversary of the Closing Date; (b) two percent (2%) of the Maximum Credit Facility then in effect, if such termination occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date; and (c) one percent (1%) of the Maximum Credit Facility then in effect if such termination occurs on or after the second anniversary of the Closing Date, and (2) in the case of the Term Loan, (a) two percent (2%) of the outstanding balance of the Term Loan, if such termination occurs prior to the first anniversary of the Closing Date, plus the outstanding balance of the Term Loan, together with all accrued interest through the date of such prepayment; and (b) if such termination occurs after the first anniversary of the Term Loan, the outstanding balance of the Term Loan, together with all accrued interest through the date of such prepayment and no other premium.

9.3. In the event that Lender shall permit termination of this Agreement by Borrower other than as provided herein, as a condition to such termination, Borrower shall pay to Lender as additional liquidated damages such amount as shall be agreed upon by Borrower and Lender in addition to performance of any other conditions to such termination. No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, obligations and covenants hereunder until such time as all Obligations have been paid in full, and the continuing security interest in Receivables and other Collateral granted to Lender hereunder or under any other Loan Document shall remain in effect until such Obligations have been fully discharged.

9.4. No provision hereof shall be modified or amended orally or by course of conduct but only by a written instrument expressly referring hereto signed by both parties.

9.5. This Agreement, together with the other Loan Documents, embodies the entire agreement between Lender and Borrower as to the subject matter hereof and supersedes all prior agreements (whether oral or written) as to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, administrators, successors and assigns, provided, however, that Borrower may not assign this Agreement or its rights hereunder without Lender’s prior written consent. Borrower consents to Lender’s sale of participations in the loans made under this Agreement.

9.6. ALL LOANS SHALL BE DISBURSED BY LENDER FROM ITS OFFICE IN THE STATE OF NEW YORK, SHALL BE PAYABLE BY BORROWER AT SUCH OFFICE, AND THIS AGREEMENT AND ALL TRANSACTIONS THEREUNDER SHALL BE DEEMED TO BE CONSUMMATED IN SUCH STATE AND SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THAT STATE. If any part or provision of this Agreement is invalid or in contravention of the applicable laws or regulations of any controlling jurisdiction, such part or provision shall be severable without affecting the validity of any other part or provision of this Agreement. Notwithstanding any provision herein or in any related document, Lender shall never be entitled to receive, collect, or apply, as interest on the Loan Account, any amount in excess of the maximum rate of interest (“Maximum Rate”) permitted to be charged from time to time by applicable law (if such law imposes any maximum rate), and in the event Lender ever receives, collects, or applies as interest, any amount in excess of the Maximum Rate, such amount shall be deemed and treated as a partial prepayment of the principal of the Loan Account; and, if the principal of the Loan Account and all other of Lender’s charges other than interest are paid in full, any remaining excess shall be paid to Borrower.

9.7. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower, to:

EDGAR Online, Inc.

50 Washington Street

Norwalk, CT 06854

Fax: (203) 852-5667

Attention: Susan Strausberg, President and CEO

with a copy to:

Littman Krooks LLC

655 Third Avenue

New York, NY 10017

Fax: 212-490-2990

Attention: Mitchell C. Littman, Esq.

If to Lender, to:

Rosenthal & Rosenthal, INC.

1370 Broadway

New York, New York 10018

Fax: (212) 356-0900

Attention: James J. Occhiogrosso, Executive Vice President

with a copy to:

Phillips Lytle LLP

437 Madison Avenue, 34th Floor

New York, NY 10022

Fax: (212) 308-9097

Attention: Christopher G. Dorman

IN WITNESS WHEREOF, Lender and Borrower have caused this Agreement to be executed by their respective corporate officers thereto duly authorized as of the day and year first above written.

EDGAR ONLINE, INC.

	By:	/s/ Susan Strausberg
President and Chief Executive Officer

Accepted:

ROSENTHAL & ROSENTHAL, INC.

	By:	/s/ Robert L. Martucci
Senior Vice President

Mailing Address of Borrower: 50 Washington Street Norwalk, CT 06854	Chief Executive Office of Borrower: 50 Washington Street Norwalk, CT 06854

Borrower’s Other Address 50 Washington Street Norwalk, CT 06854

Exhibit A

Permitted Liens

None

EXHIBIT B

Patents, Trademarks, Copyrights

EDGAR ONLINE, INC.

PATENT, TRADEMARK AND COPYRIGHT PROPERTIES

TRADEMARKS
Case Number Country Name Number/Date	Trademark Number/Date	Status	Application	Registration
E0393.20003CA00 Canada	AFO (BLOCK)	Registered	0881905 18-Jun-1998	TMA526855 19-Apr-2000
E0393.20004US00 United States of America	FREEEDGAR	Registered	75/348712 28-Aug-1997	2258658 06-Jul-1999
E0393.20005US00 United States of America	EDGAR ONLINE & DESIGN	Registered	75/012993 31-Oct-1995	2360972 27-Jun-2000
E0393.20007US00 United States of America	EDGAREXPLORER	Registered	75/721584 04-Jun-1999	2601633 30-Jul-2002
E0393.20008US00 United States of America	EDGARANALYST	Allowed	78/160270 03-Sep-2002
E0393.20015US00 United States of America	13FPRO (BLOCK)	Registered	75/939828 09-Mar-2000	2742653 29-Jul-2003
E0393.20016US00 United States of America	EDGARNEWS	Registered	75/904304 27-Jan-2000	2570715 21-May-2002
E0393.20017US00 United States of America	EDGARPRO	Registered	75/388486 12-Nov-1997	2306903 11-Jan-2000
E0393.20018US00 United States of America	I-METRIX	Registered	78/488606 23-Sep-2004	3156240 17-Oct-2006
United States of America	EDGAR ACCESS	Office Action Issued	76/650575 18-Nov-2005
United States of America	Freight Escape	Registered	75/563755	2305903 4-Jan-2006

PATENTS
Dkt Number Serial Number	Status	Patent	Filing Date
75442 11/214,083		Abandoned	August 29, 2005
75442-CIP 11/397,105	I-METRIX System and Method for Rendering of Financial Data Pending	Pending	April 4, 2006
75442-CIP-2		Not Yet Filed

OTHER

Over 400 unique registered domain names: See Attached

COPYRIGHTS

None

EXHIBIT C

Form of Term Note

EXHIBIT D

Form of Warrant

Schedule 6.1

Affiliates and Subsidiaries

1.	FreeEdgar.com, Inc. a Delaware corporation

2.	Financial Insight Systems, Inc. a Delaware corporation

Schedule 6.3

Bank Accounts

1.	People’s Bank

58 Boston Avenue

Bridgeport, CT 06610

Account # 002-7014156

(Operating Account)

2.	People’s Bank

58 Boston Avenue

Bridgeport, CT 06610

Account # 001-7021993

(Credit Card Receipts)

3.	People’s Bank

58 Boston Avenue

Bridgeport, CT 06610

Account # 008-600004-03

(Money Market)

Schedule 6.4

Locations

1.	PRIM Management

c/o McShea Management, Inc.

223238 Pittsburgh, PA 15251-2238

2.	PRIME Locations, Inc.

P.O. Box 7028

Yonkers, NY 10710

3.	Colliers ABR, Inc.

A/A/F 122 East 42nd Street, LLC

40 East 52nd Street

New York, NY 10022-5911

Schedule 6.13

Excluded Intellectual Property Authorizations

Borrower conveys only those rights that it may convey, if any, in Borrower’s right to use the name and trademark “EDGAR®”. Lender acknowledges that “EDGAR®” is a registered trademark owned by the SEC, that Borrower’s license agreement with the SEC prohibits any assignment of Borrower’s rights thereunder without prior written consent of the SEC and that such consent has not been obtained.